FORM OF INVESTMENT ADVISORY AGREEMENT
THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of [______________], 2022 by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a “Fund” and together as the “Funds”), and Hennessy Advisors, Inc., a California corporation (the “Adviser”).
RECITALS

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as an open‑end management investment company;
WHEREAS, the Trust is authorized to issue shares of beneficial interest, including in the form of creation units, representing interests in separate investment portfolios;
WHEREAS, the Trust desires to retain the Adviser, which is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to render investment advice and certain investment advisory services to the Funds pursuant to the terms set forth in this Agreement, and the Adviser desires to furnish said advice and services;
AGREEMENT
NOW, THEREFORE, in consideration of the promises and covenants hereinafter contained, the Trust, on behalf of the Funds, and the Adviser, intending to be legally bound hereby, do mutually promise and agree as follows:
1. APPOINTMENT
The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of each Fund for the period and on the terms set forth in this Agreement, subject to the supervision of the Trust’s Board of Trustees (the “Board”).  The Adviser hereby accepts such appointment and agrees to render the services set forth herein for the period and the compensation herein provided.
2. DUTIES OF THE ADVISER
A. Subject to the supervision of the Board and Section 3 below, the Adviser shall act as investment adviser to each Fund and shall provide for the overall management of each Fund in accordance with its investment objective(s), policies and restrictions as set forth in the Trust Instrument and Trust Bylaws, the applicable Fund’s current prospectus and statement of additional information, and such other limitations, policies and procedures as the Trustees of the Trust may determine.  Without limiting the generality of the foregoing, the Adviser shall: (i) provide for a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents of the Fund; (ii) direct the purchase and sale of each Fund’s securities and other investments; (iii) place from time to time orders for all purchases and sales of each Fund’s securities and other investments; (iv) monitor and assist with anticipated purchasers and redemptions of creation units by shareholders and new investors; (v) designate the identity, quantity and weighting of the securities and other instruments (and amount of cash, if any) to be accepted in exchange for creation units of a Fund or that will be applicable that day to redemption requests received by a Fund (which may differ) (and may give directions to the Fund’s custodian with respect to such designations); (vi) make recommendations with respect to the hiring, termination and replacement of a sub-adviser; (vii) coordinate each Fund’s compliance with rules of the applicable securities exchange; (viii) establish, monitor and keep each Fund’s website compliant with applicable law; (ix) provide each Fund (or its agents and service providers) prompt and accurate data with respect to the Fund’s transactions and, where not otherwise available, the daily valuation of the Fund’s securities and other investments; and (x) render to the Board such periodic and special reports regarding the performance of its duties under this Agreement as the Board may request.

B. The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed an agent of the Trust or any Fund.  However, one or more shareholders, officers, directors or employees of the Adviser may serve as a Trustee or officer of the Trust, but without compensation or reimbursement of expenses for such services from the Trust unless otherwise determined by the Board, including a majority of the Trustees who are not interested persons (as defined in the Investment Company Act) of the Trust (the “Independent Trustees”).  Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust Instrument, as it may be amended from time to time, or any applicable statute or regulation, or to relieve or deprive the Trustees of the Trust of their responsibility for, and control of, the affairs of the Trust.
3. USE OF SUB-ADVISERS
The Adviser may delegate certain of its responsibilities under this Agreement with respect to the provision of the investment advisory services set forth in Section 2 above to one or more parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that complies with the applicable provisions of Section 15 of the Investment Company Act and the rules thereunder (including, without limitation, the requirements for approval by the Board and shareholders of the Fund), except to the extent permitted by any exemptive order of the SEC or similar relief.  Each sub-advisory agreement may provide that the applicable Sub-Adviser, subject to the control and supervision of the Board and the Adviser, shall have full investment discretion for the applicable Fund, shall make all determinations with respect to the investment of such Fund’s assets assigned to it and the purchase and sale of the Fund’s securities or other investments with those assets, and shall take such steps as may be necessary to implement its investment decisions.  The Adviser shall not be responsible or liable for the investment merits of any decision by a Sub-Adviser to purchase, hold or sell a security for the applicable Fund’s portfolio; provided, however, that this provision shall not limit the Adviser’s obligation as a fiduciary to supervise each Fund’s investment program and the activities of any Sub-Adviser.

Any delegation of investment advisory services pursuant to this Section 3(b) shall be subject to the following conditions: (i) any fees or compensation payable to any Sub-Adviser shall be paid by the Adviser and no additional obligation may be incurred on the applicable Fund’s behalf to any Sub-Adviser; except that any Fund expenses that may be incurred by the Adviser and paid by such Fund to the Adviser directly may be incurred by the Sub-Adviser and paid by the Fund to the Sub-Adviser directly, so long as such payment arrangement is approved by the Fund and the Adviser prior to the Sub-Adviser incurring any such expenses; (ii) if the Adviser delegates its responsibilities under this Agreement to more than one Sub-Adviser, the Adviser shall be responsible for assigning to each Sub-Adviser that portion of the applicable Fund’s assets for which the Sub-Adviser is to act as Sub-Adviser, subject to the Board’s approval; and (iii) to the extent that any obligations of the Adviser or any Sub-Adviser require any service provider of the applicable Fund to furnish information or services, such information or services shall be furnished by the Fund’s service providers directly to both the Adviser and any Sub-Adviser.
4. EXPENSES
The Adviser will pay all expenses incurred by it in connection with providing services under this Agreement.  In addition, for no additional compensation, the Adviser shall pay all other operating expenses of a Fund, with the exception of the following: (i) the management fees paid to the Adviser pursuant to this Agreement; (ii) distribution fees and expenses paid by the Fund under distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act; (iii) interest expenses; (iv) brokerage expenses, trading expenses and other expenses (such as stamp taxes) in connection with the execution of portfolio transactions or in connection with creation or redemption transactions; (v) compensation paid to the Independent Trustees and fees paid to Independent Trustees’ counsel; (vi) tax expenses and governmental fees; and (vii) extraordinary expenses not incurred in the course of ordinary business.
5. COMPENSATION OF THE ADVISER
For the services provided and expenses assumed pursuant to this Agreement with respect to each Fund, the Trust, on behalf of each Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average daily net assets of each such Fund, as determined by valuations made as of the close of each business day during the month.  The advisory fee payable by each Fund is set forth on Schedule A hereto.  For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net assets of the business days during which it is so in effect. The advisory fee payable by a Fund shall be satisfied only against the assets of the Fund and not against the assets of any other investment series of the Trust.  The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to reimburse a Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser.
6. OWNERSHIP OF SHARES OF THE FUNDS
The Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of a Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

7. NON-EXCLUSIVITY
The services of the Adviser hereunder are not to be deemed exclusive and nothing in this Agreement shall be deemed to restrict the right of the Adviser to provide investment advisory services or other services to any other person or entity, and the performance of such services shall not be deemed to violate or give rise to any duty or obligation to the Trust. Nothing in this Agreement shall limit or restrict the Adviser or any of its directors, officers, or affiliates from purchasing, selling or trading in any securities for its or their own accounts, provided, however, that the Adviser expressly represents that it will not undertake activities which will adversely affect the performance of its obligations to a Fund under this Agreement. The Adviser agrees that this Section 7 does not constitute a waiver by the Trust of the obligations imposed upon the Adviser under Sections 17(d) and 17(j) of the Investment Company Act, Section 206 of the Advisers Act and the rules thereunder, or otherwise arising under federal or state law. During the period that this Agreement is in effect, the Adviser shall be each Fund’s sole investment adviser (not including any Sub-Advisers engaged pursuant to Section 3).
8. RESERVATION OF NAME
Although the Adviser has permitted and is permitting the Trust and one or more Funds to use the name “Hennessy,” it is understood and agreed that the Adviser reserves the right to use, and to permit other persons, firms, or corporations, including other investment companies, to use such name, and that the Trust and the Funds will not use such name if the Adviser ceases to be each Fund’s sole investment adviser (not including any Sub-Advisers engaged pursuant to Section 3).
9. LIABILITY
In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder, including any losses that may be sustained in the purchase, holding or sale of any security. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law.
10. INDEMNIFICATION
The Adviser agrees to indemnify each Fund with respect to any loss, liability, judgment, cost, or penalty that such Fund may directly or indirectly suffer or incur as a result of a material breach by the Adviser of its standard of care set forth in Section 9.  The Trust, on behalf of each Fund, agrees to indemnify the Adviser with respect to any loss, liability, judgment, cost or penalty that the Adviser may directly or indirectly suffer or incur in any way arising out of the performance of its duties under this Agreement, except to the extent that such loss, liability, judgment, cost, or penalty was a result of a material breach by the Adviser of its standard of care set forth in Section 9. No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

11. BROKERAGE COMMISSIONS
Subject to the control and direction of the Trustees of the Trust and the Adviser’s fiduciary obligation to obtain best price and execution, the Adviser shall have authority and discretion to select brokers and dealers to execute portfolio transactions on behalf of the applicable Fund and to select the markets on or in which the transactions will be executed.   When the Adviser places orders for the purchase or sale of securities for the Funds, in selecting brokers or dealers to execute such orders, the Adviser  may cause each Fund to pay a broker‑dealer that provides brokerage or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker‑dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of each such commission paid to a broker is reasonable in relation to the value of brokerage and research services provided by the executing broker‑dealer viewed in terms of either that particular transaction to which the transaction relates or the Adviser’s overall responsibilities with respect to the accounts as to which the Adviser exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).  The Adviser shall provide such reports as the Trustees of the Trust may reasonably request with respect to each Fund’s brokerage commissions, the manner in which that brokerage was allocated and brokerage and research services received. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate securities orders in a manner it considers to be the most equitable and consistent with its fiduciary obligations to the applicable Fund(s) and to such other clients in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution.
12. CODE OF ETHICS
The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and has provided the Trust with a copy of its code of ethics and evidence of its adoption.  Upon written request of the Trust, the Adviser shall permit the Trust to examine any reports required to be made by the Adviser pursuant to Rule 17j-1 under the Investment Company Act, to the extent such reports are not required, pursuant to Rule 17j-1, to be made to the Trust.
13. REPORTS AND ACCESS
The Trust agrees to promptly furnish the Adviser such information about the Trust and the applicable Fund as is necessary and appropriate for the Adviser to perform its services hereunder. Such information includes, but is not limited to, the Trust Instrument, the Trust’s Bylaws, any registration statement or service contracts related to the applicable Fund, and all compliance policies and procedures of the Trust relevant to the Adviser’s services to such Fund. The Trust agrees to provide the Adviser promptly any amendment of the foregoing. The Trust represents and warrants that this Agreement has been authorized by the Board and by shareholders in accordance with applicable law.

14. BOOKS AND RECORDS
In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Adviser agrees that all records that it maintains on behalf of a Fund are the property of such Fund and further agrees to surrender to such Fund any such records upon the Fund’s request.  The Adviser further agrees to maintain the records required to be kept by Rule 31a-1 of the Investment Company Act for the periods prescribed by Rule 31a-2 under the Investment Company Act.
15. CONFORMITY WITH LAW; CONFIDENTIALITY
The Adviser agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies and self-regulatory organizations having jurisdiction over the Funds and/or the Adviser in the performance of its duties hereunder. The Adviser (i) shall treat confidentially and as proprietary information of the Funds all records and other information relating to the Funds and prior, present or potential shareholders (except with respect to clients of the Adviser) and any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”), and (ii) except after prior notification to and approval in writing from the Trust,  shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the GLB Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.
16. AMENDMENT
No provision of this Agreement shall be changed, discharged or terminated orally, except by a writing signed by the parties hereto except as otherwise noted herein.  No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the Investment Company Act (currently, by a vote of a majority of the outstanding voting securities of the affected Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval). This Agreement shall apply with respect to the series identified in Schedule A, as it may be modified from time to time, and shall not affect any other investment series of the Trust.
17. TERM
This Agreement shall become effective with respect to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the Securities Act of 1933, as amended, and shall continue for an initial term of two years thereafter, unless sooner terminated in accordance with this Agreement.  This Agreement shall continue in effect thereafter for successive annual periods, provided that such continuation is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the affected Fund and (ii) the vote of a majority of the Independent Trustees, cast in person (or in another manner permitted by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

18. TERMINATION; NO ASSIGNMENT
This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by the Board or by a vote of the majority of the outstanding voting securities of the affected Fund, as defined in the Investment Company Act, upon giving 60 days’ written notice to the Adviser.  This Agreement may be terminated by the Adviser at any time upon the giving of 60 days’ written notice to the Trust.  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Investment Company Act).
19. OBLIGATIONS OF THE TRUST
The name “Hennessy Funds Trust” and references to the Trustees of Hennessy Funds Trust refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a trust instrument dated as of September 16, 1992, as amended (the “Trust Instrument”), which is hereby referred to and a copy of which is on file with the Secretary of the State of Delaware.  The obligations of Hennessy Funds Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.
20. GOVERNING LAW
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.
21. SEVERABILITY
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
22. CAPTIONS
The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23. COUNTERPARTS
This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute the same instrument.
(Signatures on next page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first mentioned above.

HENNESSY ADVISORS, INC.

By:  __________________
        Teresa M. Nilsen
                                                                                President

HENNESSY FUNDS TRUST

By:  __________________
        Neil J. Hennessy
                                                                                President

SCHEDULE A

(as of [_________], 2022)

Name of Fund	Advisory Fee per Annum (as a % of average daily net assets)
Hennessy Stance ESG Large Cap ETF	0.95%